Exhibit 10.3

CALIFORNIA UNITED BANK

2009 CHANGE IN CONTROL SEVERANCE PLAN

Effective March 24, 2009

APPENDIX I – ELIGIBLE COMPANY OFFICERS

APPENDIX II – FORM OF RABBI TRUST

i

CALIFORNIA UNITED BANK

2009 CHANGE IN CONTROL SEVERANCE PLAN

Effective March 24, 2009

California United Bank (the “Company”), by resolution of its Board of Directors (“Board”) dated March 24, 2009, has adopted this California United Bank 2009 Change in Control Severance Plan (the “Plan”), effective as of March 24, 2009 (“Effective Date”), as amended and restated as of April 11, 2012, for the benefit of a select group of executives of the Company identified in Appendix 1, as may be amended from time to time. This Plan shall be unfunded for tax purposes and for purposes and Title 1 of ERISA. As defined in Section 1.14 below, this Plan is subject to a ten (10) year Term, beginning on the Effective Date. No benefits shall be payable under this Plan upon the expiration of the Term in accordance with Section 1.14.

ARTICLE 1

DEFINITIONS

Unless otherwise defined in the Plan, terms used in the Plan with the first letter capitalized shall have the meaning specified below.

1.1	“Administrator” shall mean the Compensation, Nominating and Governance Committee or certain officer or officers of the Company as designated by the Board.

1.2	“Board” shall mean the Board of Directors of the Company. The Board may delegate its power or duty over this Plan to any other person or persons, including a committee or sub-committee.

1.3	“Cause” shall mean any of the following; provided, however, the termination of the employee’s employment shall not be deemed to be for Cause unless prior to any termination for Cause such employee is provided a written finding in the good faith opinion of the Chief Executive Officer (“CEO”) of the conduct constituting Cause in this Section 1.3 after such employee has been provided a reasonable opportunity to respond to any written charges (together with counsel) specifying the particulars thereof, and taking into account the employee’s response (including any response from employee’s counsel), if any, to such charges; provided, however, in the case of the CEO, termination for Cause shall require an affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose after reasonable notice has been provided to the CEO by the Board specifying the particular charges and the CEO is given an opportunity, together with counsel, if any, to respond to such charges:

1.3.1	Fraud, misappropriation of corporate property or funds, or embezzlement;

1.3.2	Malfeasance in office, misfeasance in office which is willful or grossly negligent, or nonfeasance in office which is willful or grossly negligent;

1.3.3	Failure to materially comply with the Company’s Code of Conduct;

1.3.4	Illegal conduct, gross misconduct or dishonesty, in each case which is willful and results (or is reasonably likely to result) in substantial damage to the Company;

1.3.5	Willful and continued failure by the employee to perform substantially his/her duties with the Company (other than any such failure resulting from his/her incapacity due to physical or mental illness) after receiving written demand for substantial performance from his/her immediate supervisor and after having a reasonable period to correct the same, The written demand will specifically identify the manner in which such immediate supervisor believes the employee has not substantially performed his/her duties; or

1.3.6	Willful and continued engaging by the employee in conduct which is demonstrably and materially injurious to the Company and/or its subsidiaries, monetarily or otherwise; provided that for purposes of this Section 1.3 and Section 5.2, no act, or failure to act, on the employee’s part shall be considered “willful” unless done, or omitted to be done, by the employee in bad faith and without reasonable belief that his/her action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Company’s CEO or other duly authorized senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the employee in good faith and in the best interest of the Company and its subsidiaries.

1.4	“Change of Control” shall mean any of the following:

1.4.1	Any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes, after the Effective Date, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, other than (A) the Company or any successor to the Company by means of a transaction that is not a Change of Control pursuant to subsection 1.4.3 of this Section 1.4, or (B) a group of two or more persons not acting in concert for the purpose of acquiring, holding or disposing of such stock, The acquisition of additional stock by any person who immediately prior to such acquisition already is the beneficial owner of more than fifty percent (50%) of the capital stock of the Company entitled to vote in the election of directors is not a Change of Control.

1.4.2	During any period of 12 months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

1.4.3	The merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities or (C) a merger or consolidation of the Company with one or more other persons that are related to the Company immediately prior to the merger or consolidation. For purposes of this provision, persons are “related” if one of them owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of the other or a third person owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of each of them.

1.4.4	The sale or disposition by the Company of all or substantially all of the Company’s assets to one or more persons that are not related, as defined in subsection 1.4.3 of this Section 1.4, to the Company immediately prior to the sale or transfer.

1.5	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with regulations thereunder.

1.6	“Company” shall mean California United Bank and all of its affiliates, subsidiaries, and any entity which is a successor in interest to the Company.

1.7	“Compensation” shall mean the base salary in effect on the date of an Eligible Employee’s termination of employment plus the average of the annual bonus paid to such Eligible Employee in each of the previous two completed fiscal years.

1.8	“Disability” shall mean that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

1.9	“Eligible Employee” shall mean an employee of the Company who (i) is an “officer” of the Company listed in Appendix I as of the Effective Date or who later becomes an “officer” of the Company after the Effective Date and the Administrator has determined such person is eligible to participate in the Plan, and (ii) who is not ineligible under Section 3.1.

1.10	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, together with regulations there under.

1.11	“Participant” shall mean an Eligible Employee.

1.12	“Plan” shall mean this California United Bank 2009 Change in Control Severance Plan, as amended and restated.

1.13	“Severance Benefits” shall mean the benefits payable under this Plan.

1.14

“Term” shall mean the period beginning on the Effective Date of the Plan and ending on the tenth (10th) anniversary of such Effective Date; provided, however, that if a Change of Control occurs during the Term, the Term for purposes of the Change of Control Plan provisions shall continue in full force and effect for a period of not less than twenty-four (24) months following such Change of Control event; provided, further, however, if multiple Change of Control events occur within any twenty-four (24) month period following a Change of Control event, the Term shall again be extended for an additional twenty-four (24) months from the latest in time Change of Control event.

ARTICLE 2

SEVERANCE BENEFITS PROVISIONS

2.1 Eligibility for Severance Benefits

You will receive the benefits described in Section 2.2.1 of the Plan if you are an Eligible Employee upon the occurrence of a Change of Control (as defined in Section 1.4). You will also receive the severance benefits under Section 2.2.2 of the Plan if (i) within twenty-four (24) months following the occurrence of any Change of Control event described in Section 1.4 while you are an Eligible Employee, (ii) your employment is terminated by the Company without Cause or by you for any reason, and (iii) you execute a Waiver and Release Agreement provided to you by the Company upon your termination of employment. Notwithstanding the foregoing, in the event your employment is terminated by the Company with or without Cause (as defined in Section 1.3), the Company shall make payment to you for any earned or vested Compensation in accordance with applicable state law.

2.2 Severance Benefits

2.2.1	Upon the occurrence of a Change of Control (as defined in Section 1.4), any unvested equity compensation held by an Eligible Employee shall become immediately vested in full.

2.2.2	In the event that within twenty-four (24) months after a Change of Control of the Company (if multiple Changes of Control occur within the Term or within any twenty-four (24) month period following a Change of Control, then twenty-four (24) months is measured from the latest in time Change of Control) the employment of an Eligible Employee with the Company (i) is terminated by the Company without Cause or (ii) is terminated by such Eligible Employee for any reason, the Company upon receipt of a properly executed Waiver and Release Agreement, shall pay to such Eligible Employee the following;

(a)	a lump sum cash payment equal to a multiple of Compensation set forth next to the name of the Participant in Appendix I hereof; subject to Section 2.3 below such lump sum cash payment shall be payable within the payroll cycle following the termination date but in no event later than thirty (30) days from the date of termination of employment; and

(b)	reimbursement of any COBRA premiums paid by an Eligible Employee during the twenty-four (24) month period following the date employment is terminated.

2.3 Delay of Payment Under Code Section 409A

With respect to any Participant who is a “specified employee” as defined for purposes of Code Section 409A, if any payment to be made hereunder is considered nonqualified deferred compensation subject to Section 409A of the Code and otherwise would be made within six months following such Participant’s termination of employment (“Specified Employee Payments”), then such Specified Employee Payments shall be delayed and paid no earlier than the first day of the seventh calendar month following such termination of employment. The Specified Employee Payments to which the Participant would otherwise have been entitled following the date of Participant’s termination of employment shall be immediately accumulated and contributed to a “rabbi trust” substantially in the form attached hereto as Appendix II and paid as soon as administratively practicable following the first date of the seventh month following the date of Participant’s termination of employment, with interest on each of the Specified Employee Payments for the period of deferral, at the prime rate, as published in the Wall Street Journal (which shall be adjusted on the effective date of each change in such rate) plus 300 basis points.

ARTICLE 3

ADDITIONAL PROVISIONS

3.1 Ineligibility for Severance Benefits

Persons who are terminated by the Company with Cause shall not be eligible for Severance Benefits under the Plan.

3.2 Re-employment

If you are re-employed by the Company or a successor to the Company while severance benefits are being paid to you under the Plan, all such benefits will cease, except as otherwise agreed by the Company or the successor to the Company, as the case may be.

3.3 Taxes

Taxes will be withheld from Severance Benefits under the Plan to the extent required by any applicable laws.

3.4 Limitations on Severance Benefits

In the event the Severance Benefits provided for under this Plan or otherwise payable to Participant (i) constitute “parachute payments” within the meaning of Code Section 280G and (ii) but for this Section 3.4, would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then Participant’s Severance Benefits under Section 2.2 shall be delivered as to such lesser extent which would result in no portion of such payments being subject to the Excise Tax. Unless the Company and Participant otherwise agree in writing, any determination required under this Section 3.4 shall be made in writing in good faith by the accounting firm serving as the Company’s independent accountants immediately prior to the Change in Control or any other mutually agreeable independent accountants if the Company’s accountants decline or are prohibited by law, regulations or accounting standards from providing such services (the “Accountants”), in good faith consultation with Participant. In the event a reduction of benefits is necessary under this Section 3.4, such reduction shall occur in the following order: (1) reduction in cash payments; (2) reduction of acceleration of vesting of equity awards; (3)

reduction of the other benefits paid to the service provider. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for the service provider’s equity awards, and if more than one equity award was made on the same date of grant, all such awards shall have their acceleration reduced pro rata. For purposes of making the calculations required by this Section 3.4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 3.4. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 3.4.

3.5 Amendment or Termination

This Plan may not be amended, revised, changed, terminated or cancelled except (i) as provided under Section 5.7.5, or (ii) to increase Severance Benefits payable to Eligible Employees or to substitute a plan that would provide Severance Benefits and terms that do not adversely affect the Eligible Employees under this Plan during its Term (as defined in Section 1.14). Notwithstanding the foregoing, nothing in this Plan precludes an Eligible Employee from waiving his/her rights and/or entitlements to any benefits under this Plan in exchange for alternative severance benefits payable by the Company under a separate agreement.

ARTICLE 4

SURVIVING PLAN PROVISIONS

4.1 Surviving Plan

This Plan shall be binding upon any successor to the Company and shall inure to the benefit of the Plan Participants.

ARTICLE 5

ADMINISTRATIVE PROVISIONS

5.1 General

The following provisions in this article apply to the Severance Benefits provisions of this Plan.

5.1.1

Discretion. The Administrator is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits. The Plan shall be interpreted in accordance with its terms, their intended meanings and to effectuate the letter and spirit of the Plan. The Administrator shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms as it deems appropriate in its sole discretion but to effectuate the letter and spirit of the Plan and to make any findings of fact, if needed, in the administration of the Plan. The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

5.1.2	Finality of Determinations. All actions taken and all determinations made in good faith by the Administrator will be final and binding on all persons claiming any interest in or under the Plan. To the extent the Administrator has been granted discretionary authority under the Plan, the Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

5.1.3	Drafting Errors. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Administrator in its sole discretion, the provision shall be considered ambiguous and shall be interpreted by the Administrator in a fashion consistent the evidenced intent.

5.2 Costs and Indemnification

All costs of administering the Plan and providing Plan benefits will be paid by the Company. To the extent permitted by applicable law and in addition to any other indemnities or insurance provided by the Company, the Company shall indemnify and hold harmless its affiliates and its (and its affiliates’) current and former officers, directors, and employees against all expenses, liabilities and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of their administrative and fiduciary responsibilities with respect to the Plan. Expenses and liabilities arising out of willful misconduct will not be covered under this indemnity.

5.3 Limitation on Employee Rights

This Plan shall not give any employee the right to be retained in the service of the Company or interfere with or restrict the right of the Company to discharge or retire the employee. This Plan shall not constitute a contract of employment of any kind.

5.4 Governing Law

To the extent that state law is applicable, the statutes and common law of the State of California (excluding any that mandate the use of another jurisdiction’s laws) shall apply.

5.5 Miscellaneous

Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted or executed counterpart.

5.6 Regulatory Provisions

Notwithstanding anything contained herein, in no event shall the Severance Benefits be payable to a Participant in excess of that considered by the Federal Deposit Insurance Corporation or any other regulatory authority having jurisdiction over the Company to be safe and sound at the time of such payment, taking into consideration all applicable laws, regulations, or other regulatory guidance. In addition, the Severance Benefits payable to a Participant under this Plan are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

5.7 Claims Procedures

5.7.1	Claims Normally Not Required. Normally, you do not need to present a formal claim to receive benefits payable under this Plan.

5.7.2	Disputes. If any person (Claimant) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim with the Administrator. This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the Claimant.

5.7.3	Time for Filing Claims. A formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Administrator in writing consents otherwise.

5.7.4	Arbitration. The Participants and Company agree that any and all disputes, controversies or claims of any kind or nature arising out of or in any way related to the interpretation of this Plan, shall be submitted to binding arbitration under the auspices and rules of the American Arbitration Association located nearest to where the Eligible Employee resides. Judgment upon an award rendered by the arbitrator may be entered in any competent court having jurisdiction over the dispute, The Participants and Company agree that arbitration is in lieu of any and all other civil legal proceedings and that all rights to resolve disputes through court or trial by jury are hereby waived. Furthermore, the Company agrees that it will reimburse an Eligible Employee for any legal costs arising from an arbitration proceeding that results in a favorable outcome for such Eligible Employee,

5.7.5	Procedures. The Administrator has adopted the procedures for considering claims, which it may amend from time to time, as it sees fit, These procedures shall comply with all applicable legal requirements. The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims procedures to resolve any claim. Therefore, if a Claimant (or his or her successor or assign) seeks to resolve any claim by any means other than the prescribed claims provisions, he or she must repay all benefits received under this Plan and shall not be entitled to any further Plan benefits.

Adopted and Approved

By:		_________________________________________
	Signature	Date

Title:
David I. Rainer, President and Chief Executive Officer

By:		_________________________________________
	Signature	Date

Title:
Steve G. Carpenter, Vice Chairman

APPENDIX I

ELIGIBLE COMPANY OFFICERS

Name	Title	Multiple of Compensation
David Rainer	President & CEO	3x
Anne Williams	EVP, CCO and COO	2x
Anita Wolman	EVP, General Counsel	2x
Karen Schoenbaum	EVP, CFO	2x
Robert Dennen	SVP, CAO, Treasurer	2x
Emily Hamilton	SVP, Director of Human Resources	1.5x
Sam Kunianski	SVP, Commercial Banking	1.5x
William Sloan	SVP, Real Estate Lending	1.5x